UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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INSMED INCORPORATED

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NOTICE

and

PROXY STATEMENT

for

ANNUAL MEETING

of

SHAREHOLDERS

MAY 18, 2011

11 Deer Park Drive, Suite 117
Monmouth Junction, New Jersey 08852

Insmed Incorporated
11 Deer Park Drive, Suite 117
Monmouth Junction, NJ 08852-1923
(732) 438-9434

ANNUAL MEETING OF SHAREHOLDERS

April 18, 2011

To the Shareholders:

We cordially invite you to attend the 2011 Annual Meeting of Shareholders to be held at the Sofitel Hotel 120 South 17th Street, Philadelphia, PA 19103 on May 18, 2011, at 9:00 a.m. local time.  A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter.  The notice points out that you will be asked to:

(i)	elect one Class I director to serve until the 2013 Annual Meeting of Shareholders;

(ii)	elect two Class II directors to serve until the 2014 Annual Meeting of Shareholders;

(iii)	ratify the selection of Ernst & Young LLP as our auditors for the fiscal year ending December 31, 2011;

(iv)	approve the amendment of our 2000 Stock Incentive Plan;

(v)	conduct an advisory vote on executive compensation;

(vi)	conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

(vii)	transact such other business as may properly come before the meeting.

Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.  A postage-paid return envelope is enclosed for your convenience.

Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares of Common Stock you own, please complete, sign, date and return the enclosed proxy promptly in the accompanying prepaid envelope.

Sincerely yours,

/s/ Donald Hayden, Jr.
DONALD HAYDEN, JR.
Chairman of the Board

INSMED INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Insmed Incorporated will be held at the Sofitel Hotel 120 South 17th Street, Philadelphia, PA 19103 on May 18, 2011, at 9:00 a.m. local time, for the following purposes:

1.	To elect one Class I director to serve until the 2013 Annual Meeting of Shareholders;

2.	To elect two Class II directors to serve until the 2014 Annual Meeting of Shareholders;

3.	To ratify the selection of Ernst & Young LLP as our auditors for the fiscal year ending December 31, 2011;

4.	To approve the amendment of our 2000 Stock Incentive Plan;

5.	To conduct an advisory vote on executive compensation;

6.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

7.	To transact such other business as may properly come before the meeting.

Holders of record of shares of Insmed Common Stock at the close of business on April 12, 2011, will be entitled to vote at the meeting.

You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting.  A postage-paid return envelope is enclosed for your convenience.  If you are present at the Annual Meeting, you may vote in person even if you already have sent in your proxy.

By Order of the Board of Directors

/s/ W. McIlwaine Thompson, Jr.
W. McIlwaine Thompson, Jr.,
Corporate Secretary

April 18, 2011

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
of
INSMED INCORPORATED
To be held May 18, 2011

Solicitation of Proxies.

The Board of Directors (the “Board”) of Insmed Incorporated (“Insmed”, which may be referred to as the “Company”, “we”, “us” or “our”) is soliciting your proxy for the Annual Meeting of Shareholders to be held at the Sofitel Hotel 120 South 17th Street, Philadelphia, PA 19103 on May 18, 2011, at 9:00 a.m., local time (the “Annual Meeting”).  This proxy statement and the accompanying proxy card are being mailed to our shareholders on or about April 18, 2011.

On March 1, 2011 our shareholders approved a one-for-10 reverse stock split of our Common Stock, $0.01 par value per share (the “Common Stock”).  The reverse stock split became effective on March 2, 2011. All share totals and share prices quoted within this proxy statement are shown on a post reverse stock split basis.

Information about the Annual Meeting.

Who May Vote.  Shareholders of record at the close of business on April 12, 2011 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, we had 24,828,101 outstanding shares of Common Stock. Each share of our Common Stock entitles the holder to one vote with respect to all matters submitted to shareholders at the Annual Meeting.  Beneficial owners of shares of our Common Stock may direct the record holder of the shares on how to vote the shares held on their behalf.

Shareholders of Record.  If on the Record Date, shares of our Common Stock were registered directly in your name with our transfer agent, then you are a shareholder of record.  As a shareholder of record, you may vote in person or by proxy at the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owners of Shares.  If on the Record Date, your shares of our Common Stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by that organization.  The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting, and is required to vote those shares in accordance with your instructions.  If you do not give instructions to the organization holding your account, then the organization will have discretion to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters.  Accordingly, if you do not instruct your broker or other agent on how to vote your shares with respect to the “non-routine” matter, your shares will be “broker non-votes” with respect to that proposal.  Proposal 1, the Election of a Director, is a non-routine matter.  Proposal 2, Election of Directors, is a non-routine matter.  Proposal 3, the designation of Auditors, is a routine matter.  Proposal 4, the amendment of the 2000 Stock Incentive Plan, is a non-routine matter. Proposal 5, the advisory vote on  executive compensation, is a non-routine matter.  Proposal 6, the advisory vote on the frequency of future advisory votes on executive compensation, is a non-routine matter.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, if you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Quorum and Vote Required to Approve Each Item on the Proxy.  A majority of the outstanding shares of our Common Stock represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting.

Proposals 1 and 2, the election of directors, require the affirmative vote of the holders of a plurality of the votes cast in the election of directors.  Signing and returning your proxy will constitute a vote “for” the nominees unless your proxy specifies that you are withholding authority to vote for the nominees or for a specific nominee.  Any votes that are withheld and any broker non-votes will not be included in determining the number of votes cast.  In the event that any of the nominees are unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee.  If the Board selects a substitute nominee, the shares represented by proxy will be voted “for” the substitute nominee unless other instructions are given in the proxy.  The Board has no reason to believe that the nominees will be unavailable.

Proposal 3, designation of auditors, does not require shareholder ratification under Virginia law, our Articles of Incorporation, as amended (“Articles of Incorporation”), or our Amended and Restated Bylaws (“Bylaws”).  In the event that a majority of the votes cast are against the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011, the Audit Committee of the Board will consider the vote and the reasons therefore in future independent auditor selection decisions.

 Proposal 4, the amendment of our 2000 Stock Incentive Plan, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting.  Signing and returning your proxy will constitute a vote “for” the amendment unless your proxy specifies that you are withholding authority to vote for the amendment.  Any votes that are withheld and any broker non-votes will not be included in determining the number of votes cast.

Proposals 5 and 6, the advisory votes on executive compensation and the frequency of future advisory votes on executive compensation, are advisory in nature and not binding on, nor do they overrule, any decisions of the Company, the Board or the Compensation Committee.  In the event that a majority of the votes cast are against either of the Proposal 5 or that a plurality of the votes cast on Proposal 6 are for a different frequency from that recommended by the Board, the Board and the Compensation Committee will consider the vote and the reasons therefor in the decisions on the executive compensation and the frequency of future advisory votes on executive compensation. Any votes that are withheld and any broker non-votes will not be included in determining the number of votes cast.

Revoking a Proxy.  Anyone giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later dated proxy or written notice of revocation to our Corporate Secretary.  Attendance at the Annual Meeting will not itself revoke a proxy.  A proxy, if executed and not revoked, will be voted at the Annual Meeting.  If a proxy contains any specific instructions, the proxy will be voted in accordance with such instructions.

Cost of Soliciting Proxies.  We will pay the cost of soliciting proxies.  In addition to the use of mails, proxies may be solicited in person or by telephone by our regular employees.  We have engaged Georgeson Inc. to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians.  We will pay that firm approximately $6,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items. We will indemnify Georgeson Inc. from any losses arising from that firm’s proxy soliciting services on our behalf.

Principal Executive Offices of Insmed Incorporated.

The address of our principal executive offices is 11 Deer Park Drive, Suite 117, Monmouth Junction, New Jersey 08852.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

Information Relating to the Election of Directors.

Nominee. The Board has nominated one additional Class I director, Mr. Timothy Whitten (the “nominee”), for election at the Annual Meeting for the term expiring at the 2013 Annual Meeting of Shareholders.  Mr. Whitten is currently not a member of the Board and is serving as the Chief Executive Officer of the Company.  Our Board and Nominations and Governance Committee have recommended the election of Mr. Whitten to the Board. Below is some information on the nominee.

Timothy Whitten – age 54.  In December 2010, Mr. Whitten joined Insmed as our President and Chief Executive Officer.  Previously, Mr. Whitten served as the President and Chief Executive Officer of Transave, Inc. (“Transave”) since 2006.  He joined Transave from Pharmacyclics where he served for approximately five years.  His roles included Senior Vice President of Commercial Operations and Business Development, among others.  Prior to Pharmacyclics, Mr. Whitten spent 16 years at Bristol-Myers Squibb Company (BMS).  His roles included Vice President, Global Marketing, Oncology, Immunology and Pulmonary Diseases; Vice President U.S. Marketing, Bristol Myers Oncology and Immunology; and Vice President, Global Pravastatin Initiative.  During his 16 years in marketing, sales and strategic planning at BMS, Mr. Whitten led the successful U.S. launch and marketing of Taxol® (paclitaxel) Injection, an oncology product.  He also led the company’s strategic direction for the global oncology and immunology franchises.  Mr. Whitten earned his master’s degree in business administration from Colgate Darden Graduate School of Business Administration at University of Virginia and received his pharmacy degree Magna Cum Laude from West Virginia University. The Board believes that Mr. Whitten’s strong operating background brings senior leadership, strategic planning, financial and commercial experience to our Board.

Vote Required for Approval.  The election of the nominee for director requires the affirmative vote of the holders of a plurality of the votes cast in the election of the directors.  Signing and returning your proxy will constitute a vote “for” the nominee under Proposal 1 unless your proxy specifies that you are withholding authority to vote for the nominee.  Any votes that are withheld and any shares held in street name for customers who are the beneficial owners of those shares that are not voted in the election of the director will not be included in determining the number of votes cast.  In the event that the nominee is unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee.  If the Board selects a substitute nominee, the shares represented by proxy will be voted “for” the substitute nominee unless other instructions are given in the proxy.  The Board has no reason to believe that the nominee will be unavailable.

Recommendation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEE.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

Information Relating to the Election of Directors

Nominees. The Board has nominated two current Class II directors, Mr. Donald Hayden, Jr. and Mr. Richard S. Kollender (the “nominees” and each a “nominee”), for reelection at the Annual Meeting for the term expiring at the 2014 Annual Meeting of Shareholders.  Both directors were recommended by the other members of the Board and the Nominations and Governance Committee. Below is some information on the nominees.

Donald Hayden, Jr. – age 55.  Mr. Hayden has been a member of our Board since December 2010.  He previously served as the Executive Chairman of Transave since April 2006.  In addition, Mr. Hayden has served as a member of the Board of Directors of Amicus Therapeutics, Inc. (NASDAQ: FOLD) since March 2006 and as Lead Independent Director of Amicus since February 2010.  Mr. Hayden previously served as Chairman of the Board of Directors of Amicus from March 2006 until February 2010 and from September 2006 until March 2007 served as Interim President and Chief Executive Officer of Amicus.  From 1991 to 2005, he held a number of executive positions with Bristol-Myers Squibb Company, most recently serving as Executive Vice President and President, Americas.  Mr. Hayden holds a B.A. from Harvard University and an M.B.A. from Indiana University. The Board believes that Mr. Hayden’s substantial background as a successful pharmaceutical executive brings senior management, leadership, commercial, business development, financial and strategic planning experience to our Board.

Richard S. Kollender – age 41.  Mr. Kollender has been a member of our Board since January 2011.  He has served as a partner at Quaker BioVentures, a venture capital firm with a focus on the life sciences industry, since October 2005.  Mr. Kollender joined Quaker BioVentures as a principal in 2003.  Prior to joining Quaker BioVentures, Mr. Kollender served in a variety of sales, marketing and worldwide business development positions at GlaxoSmithKline, as an Investment Manager at SR One and as a Certified Public Accountant with KPMG LLP, with a significant emphasis on the healthcare and emerging businesses sectors.  Mr. Kollender holds a B.A. from Franklin and Marshall College in Accounting and Business Administration and an MBA from the University of Chicago and a certificate from the graduate program in Health Administration and Policy from the University of Chicago.  He currently serves on the Board of Directors and as the Chairman of the audit committee of NuPathe Inc. (NASDAQ: PATH) and serves on the boards of directors of Precision Therapeutics, Inc., Rapid Micro Biosystems, Inc., TargetRx, Inc. (Chairman of the Board of Directors) and Transport Pharmaceuticals, Inc.  He also serves as an observer of the Board of Directors of Celator Pharmaceuticals, Inc.   Until recently, Mr. Kollender served on the Board of Directors of Transave.   The Board believes that Mr. Kollender’s diverse pharma/biotech background brings financial, commercial, business development and senior leadership experience to our Board.

    Vote Required for Approval.  The election of each nominee for director requires the affirmative vote of the holders of a plurality of the votes cast in the election of the directors.  Signing and returning your proxy will constitute a vote “for” all of the nominees under Proposal 2 unless your proxy specifies that you are withholding authority to vote for either or both of the nominees.  Any votes that are withheld and any shares held in street name for customers who are the beneficial owners of those shares that are not voted in the election of the directors will not be included in determining the number of votes cast.  In the event that any of the nominees is unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee.  If the Board selects a substitute nominee, the shares represented by proxy will be voted “for” the substitute nominee unless other instructions are given in the proxy.  The Board has no reason to believe that the nominees will be unavailable.

Recommendation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

The Board of Directors.

Our Articles of Incorporation provide that our Board shall consist of not more than 12 directors, with the exact number to be prescribed by our Bylaws.  Our Bylaws provide that the number of directors constituting our Board shall be designated by a resolution of the Board but shall be not less than four nor more than ten.  Our Board has adopted a resolution designating six directors. The directors are divided into three classes – Class I, Class II and Class III.  Each class of directors serves for three years on a staggered term basis.

The Board has determined that the following members of the Board are independent, as that term is defined under the general independence standards in listing standards of the NASDAQ Marketplace Rules and our Corporate Governance Guidelines:  Mr. Donald Hayden, Jr., Dr. Steinar J. Engelsen, Dr. Melvin Sharoky, Mr. Richard S. Kollender and Dr. Randall W. Whitcomb.  The Board has adopted, as part of our Corporate Governance Guidelines, categorical standards to assist it in making these independence determinations.  Our Corporate Governance Guidelines are available on our website at www.insmed.com.

The Board has nominated two Class II directors whose term of office expires in 2011, Mr. Donald Hayden, Jr. and Mr. Richard Kollender, for reelection at the Annual Meeting for the term expiring at the 2014 Annual Meeting of Shareholders.  The term of the Class III directors, Dr. Melvin Sharoky and Dr. Randall Whitcomb, will expire at the 2012 Annual Meeting of Shareholders.  The term of the existing Class I director, Dr. Steinar Engelsen, and the proposed additional Class I director, Mr. Timothy Whitten, will expire at the 2013 Annual Meeting of Shareholders.

The following table sets forth the directors nominated to be reelected at the Annual Meeting and continuing directors and, for each director whose term of office will extend beyond the Annual Meeting, the year such nominee or continuing director was first elected as a director, the positions currently held by the nominee and each continuing director, the year each nominee’s or continuing director’s current term will expire and the current class of director of the nominee and each continuing director:

Nominee’s or Director’s Name	Age	Position(s) with the Company	Year First Became Director and Year Current Term Will Expire	Class of Director

Nominees for Class II Directors
Donald Hayden, Jr. (2)(3)	55	Chairman of the Board, Director	2010-2011	II
Richard S. Kollender (1)	41	Director	2011-2011	II
Nominee for Class I Director
Timothy Whitten	54	President & CEO	2011- 2013	I
Continuing Directors:
Melvin Sharoky, M.D. (2)(3)	59	Director	2001-2012	III
Randall W. Whitcomb, M.D. (1)(3)	55	Director	2001-2012	III
Steinar J. Engelsen, M.D. (1)(2)	60	Director	1999-2013	I

(1) Member of Audit Committee

(2) Member of Nominations and Governance Committee

(3) Member of Compensation Committee

Incumbent Directors Whose Term Expires at the 2012 Annual Meeting of Shareholders (Class III Directors):

Melvin Sharoky, M.D. – age 60.  Dr. Sharoky has been a member of our Board since May 2001 and served as our Chairman of the Board from June 2009 to December 2010. From January 2002 to March 2007, he was President and CEO of Somerset Pharmaceuticals, Inc., a research and development pharmaceutical company which markets Eldepryl® for the treatment of patients with late stage Parkinson’s disease and developed EMSAM®, which was licensed to Bristol-Myers Squibb, for a major depressive disorder. Dr. Sharoky continued as a consultant to Somerset until December 2007.   He previously served as President of Somerset Pharmaceuticals from July 1995 to June 2001. From June 2001 to January 2002, Dr. Sharoky was retired.  From July 1995 through January 1998, Dr. Sharoky was President of Watson Pharmaceuticals, Inc., a leading specialty pharmaceutical company, and from February 1993 to January 1998 he was also President and CEO of its wholly-owned subsidiary, Circa Pharmaceuticals, Inc., which develops, manufactures and markets solid dosage generic pharmaceutical products to wholesale distributors.  Dr. Sharoky joined Circa Pharmaceuticals in July 1988 as Medical Director, served as Senior Vice President and Director of Research and Development from April 1991 to August 1992, and as Executive Vice President and Director of Research and Development from August 1992 to January 1993.  Prior to this, from February 1986 to June 1988, he was Vice President and Chief Medical Officer of Pharmakinetics Laboratories, Inc.  He is currently a member of the Board of Directors of Par Pharmaceuticals.  Dr. Sharoky received a B.A. in biology from the University of Maryland in Baltimore County and an M.D. from the University of Maryland School of Medicine. The Board believes that Mr. Sharoky’s background as an executive of research and development pharmaceutical companies brings senior management, leadership, financial and strategic planning experience to our Board, in addition to his medical experience as a doctor.

Randall W. Whitcomb, M.D. – age 55.  Dr. Whitcomb has been a member of our Board since November 2001. Since late 2006, Dr. Whitcomb has served as a consultant to several privately held biotechnology companies.   He also serves as a Senior Advisor to Frazier Healthcare Ventures, a dedicated healthcare venture capital company.  He also served on the Board of Directors of Marcadia Biotech, a privately held drug development company, from 2007 through the end of 2010 when Marcadia was acquired by Roche Pharmaceuticals. From 2001 to 2006, Dr. Whitcomb served as Chief Medical Officer at, and was a Founder of, Quatrx Pharmaceuticals, Inc., a privately-held, drug development company focusing on discovery, licensing, developing and commercializing compounds in the endocrine, metabolic and cardiovascular areas.  From 1992 through 2000, he held various management positions with Parke-Davis Pharmaceutical Research, Inc., a division of Warner Lambert Company, finally serving as Vice President of Drug Development with particular responsibility for the development and approval of products for women’s health care, metabolic diseases and diabetes.  After the merger of Warner Lambert into Pfizer, Inc., Dr. Whitcomb was Vice President, Global Project Management for Pfizer Global Research and Development.  From 1987 through 1992 he was on the faculty of the Massachusetts General Hospital and Harvard Medical School.  He received his B.A. degree from Tabor College and his M.D. degree from the University of Kansas. The Board believes that Mr. Whitcomb’s background brings to the Board medical experience as a doctor, venture capital experience as well as knowledge of the pharmaceutical research, development, approval and commercialization process.

Incumbent Director Whose Term Expires at the 2013 Annual Meeting of Shareholders (Class I Directors):

Steinar J. Engelsen, M.D. – age 60. Dr. Engelsen has been a member of our Board since our inception in November 1999 and was a director of Insmed Pharmaceuticals, our predecessor entity, from 1998 to 2000.  Since November 1996, Dr. Engelsen has been a partner of Teknoinvest AS, a venture capital firm based in Norway.  In addition, from January to November 2000, Dr. Engelsen was acting Chief Executive Officer of Centaur Pharmaceuticals, Inc., a biopharmaceutical company.  From 1989 until October 1996, Dr. Engelsen held various management positions within Hafslund Nycomed AS, a pharmaceutical company based in Europe, and affiliated companies.  He was responsible for therapeutic research and development, most recently serving as Senior Vice President, Research and Development of Nycomed Pharma AS from January 1994 until October 1996.  Dr. Engelsen received his M.Sc. in nuclear chemistry and his M.D. from the University of Oslo, and is a Certified European Financial Analyst (C.E.F.A.). The Board believes that Mr. Engelsen’s management experience in biopharmaceutical companies enables him to provide operating insights to the Board. Also, his experience and background in research and development allows him to bring technical expertise in research and development to the Board.

Executive Officers

The following table sets forth our executive officers, their ages and the positions currently held by each such person as of the date of this proxy statement.
Name	Age	Position	Term of Office
Timothy Whitten	54	Chief Executive Officer	December 2010 - Present
Kevin P. Tully, C.G.A.	57	Executive Vice President and Chief Financial Officer	February 2006 - Present
Dr. Renu Gupta	55	Executive Vice President of Development and Chief Medical Officer	December 2010 - Present
Nicholas A. LaBella, Jr.	55	Chief Scientific Officer	March 2010 - Present

Timothy Whitten – age 54.  In December 2010, Mr. Whitten joined Insmed as our President and Chief Executive officer.  Previously, Mr. Whitten served as the President and Chief Executive Officer of Transave since 2006.  He joined Transave from Pharmacyclics where he served for approximately five years.  His roles included Senior Vice President of Commercial Operations and Business Development, among others.  Prior to Pharmacyclics, Mr. Whitten spent 16 years at Bristol-Myers Squibb Company (BMS).  His roles included Vice President, Global Marketing, Oncology, Immunology and Pulmonary Diseases; Vice President U.S. Marketing, Bristol Myers Oncology and Immunology; and Vice President, Global Pravastatin Initiative.  During his 16 years in marketing, sales and strategic planning at BMS, Mr. Whitten led the successful U.S. launch and marketing of Taxol® (paclitaxel) Injection, an oncology product.  He also led the company’s strategic direction for the global oncology and immunology franchises.  Mr. Whitten earned his master’s degree in business administration from Colgate Darden Graduate School of Business Administration at University of Virginia and received his pharmacy degree Magna Cum Laude from West Virginia University.

Kevin P. Tully, C.G.A. ~~-~~– age 57.  Mr. Tully returned as our Executive Vice President and Chief Financial Officer in February 2006, after having served as Chief Financial Officer at Bostwick Laboratories, a private pathology laboratory from August 2005 until February 2006.  From April 2005 to August 2005, Mr. Tully served as our Chief Financial Officer, Treasurer and Controller.  From January 2002 until April 2005, Mr. Tully was our Treasurer, Controller and Principal Financial Officer, and from August 2001 until his election as Treasurer, he served as our Senior Director, Finance and Administration.  Mr. Tully initially joined us in March 2001 as Director of Finance and has over 30 years of experience across Europe and the Americas covering the financial, marketing and the manufacturing aspects of business with Tenneco and UCB.  Mr. Tully received his Ordinary National Certificate in Business and Administration from St. Helens College in England and is a Certified General Accountant.

Renu Gupta, M.D. – age 55. In December 2010, Dr. Gupta joined Insmed as its Executive Vice President of Development and Chief Medical Officer. Dr. Gupta has served as the Executive Vice President Development and Chief Medical Officer of Transave since September 2006.  From May 2003 to August 2006, she held the position of Senior Vice President Development at Antigenics, Inc.  Prior to that, she served at Novartis as Vice President and Head of U.S. Clinical Research and Development and Global Head of Cardiovascular, Metabolics, Endocrine and Gastroenterology Research. Dr. Gupta also spent almost 10 years at Bristol-Myers Squibb, where she was responsible for clinical research, business development and global development and marketing strategy for infectious diseases and immunology.  Dr. Gupta received her bachelor and medical degrees from the University of Zambia and completed her medical and post-doctoral training at Albert Einstein Medical Center, the Wistar Institute of Anatomy and Biology, Children’s Hospital of Philadelphia, and the University of Pennsylvania, where she was Adjunct Assistant Professor until 1997.  Dr. Gupta has more than 25 years of development, regulatory and senior management experience with the biopharma industry.  Her work has been published in leading peer-reviewed journals and she has been active in numerous relevant academic and professional societies.  Dr. Gupta is a founding member of the Industrial Management Board at the Harvard Medical School, served as Chair of the Medical Advisory Council for Antigenics, past member of the Scientific Advisory Board at Cerimon Pharmaceuticals, and the Institute of Medicine Forum on Emerging Infections, and is Board Member of Aim at Melanoma, formerly Charlie Guild Melanoma Foundation.

Nicholas A. LaBella – age 55.   In March 2010, Mr. La Bella joined Insmed as its Chief Scientific Officer.  Mr. LaBella served as the Vice President of Development and Regulatory Affairs at Cardiokine, Inc., a privately-held specialty pharmaceutical company, from 2004 to 2010.  Prior to this, he served as Vice President, Operations, in the Phase IV Division of PharmaNet, a global drug development services company, from 2001 to 2004.  From 1997 to 2001, Mr. LaBella served in several positions, including Chief Information Officer in charge of operations, at Medex Clinical Trial Services, a full-service contract research organization that was acquired by PharmaNet in 2001.  In addition, Mr. LaBella has held a number of senior-level positions within drug development and regulatory affairs at several other leading pharmaceutical companies, including Watson Laboratories, Inc. and the former Sandoz Research Institute. Mr. LaBella has approximately 30 years of pharmaceutical industry experience in various functions, including drug development, clinical operations and regulatory affairs.  He received his Masters of Science from the Arnold & Marie Schwartz College of Pharmacy at Long Island University, and his Bachelor of Science in Pharmacy at the University of Connecticut.

Committees of the Board.

Our Bylaws establish three standing Committees of the Board:  the Audit Committee, the Compensation Committee, and the Nominations and Governance Committee.  With the restructuring of our Board following the business combination with Transave in December 2010, each of our committees were reconstituted in January 2011.

Audit Committee.  Our Audit Committee currently consists of Mr. Kollender (Chairman), Dr. Engelsen and Dr. Whitcomb.  Previously, Mr. Graham Crooke and Mr. Kenneth Condon were members of the Audit Committee in 2010 prior to the business combination with Transave on December 1, 2010 and their departure from the Board.  Dr. Whitcomb was appointed to the Audit Committee following the business combination with Transave on December 1, 2010, and Mr. Kollender was appointed to the Audit Committee following his election to the Board in January 2011. During the fiscal year ended December 31, 2010 (“fiscal 2010”), the Audit Committee held five meetings and Mr. Condon, Dr. Engelsen and Dr. Crooke attended all of these meetings.  The Audit Committee (i) recommends the selection of independent accountants and auditors, (ii) reviews the scope of the independent auditors’ audit and approves any non-audit services to be performed by the independent auditors and (iii) reviews annual audits and accounting practices.  The Board has adopted a written charter for the Audit Committee, which is available on our website at www.insmed.com.

Our Common Stock is listed on the NASDAQ Capital Market and, as such, we are governed by the listing standards of the NASDAQ Listing Rules.  Rule 5605(c)(2) of the NASDAQ Listing Rules requires that our Audit Committee be comprised of at least three members, each of whom must be an “independent director” as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules.  The Board has determined that all three of the current Audit Committee members, Mr. Kollender, Dr. Engelsen and Dr. Whitcomb, and the two former members Mr. Condon and Mr. Crooke are all independent directors as defined by Rule 5605(c)(2) of the NASDAQ Listing Rules and our Corporate Governance Guidelines.

The Board also has determined that Mr. Kollender is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, consolidated statement of operations and consolidated statement of cash flows, and has accounting or related financial management expertise, as such terms are interpreted by the Board.

The Audit Committee’s pre-approval policies and procedures are detailed in the Audit Committee Report, which is included in this proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Dr. Whitcomb (Chairman), Dr. Sharoky and Mr. Hayden.  Previously, Mr. Graham Crooke was a member of the Compensation Committee in 2010 prior to the business combination with Transave on December 1, 2010 and his departure from the Board.  Mr. Hayden was appointed to the Compensation Committee following the business combination with Transave on December 1, 2010. During fiscal 2010, the Compensation Committee held eight meetings. Dr. Whitcomb attended all of these meetings, Dr. Sharoky attended seven of the eight meetings, Mr. Crooke attended six of the eight meetings and Mr. Hayden attended the one meeting he was eligible to attend.  The Compensation Committee reviews and makes recommendations to the Board regarding the compensation and benefits of all of our officers and reviews policy matters relating to compensation and benefits of our employees.  The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.insmed.com.  The Board has determined that each of the current and former members of our Compensation Committee is independent as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules and our Corporate Governance Guidelines.

Nominations and Governance Committee.  Our Nominations and Governance Committee currently consists of Dr. Sharoky (Chairman), Dr. Engelsen and Mr. Hayden.  Previously, Mr. Kenneth Condon was a member of the Nominations and Governance Committee in 2010 prior to the business combination with Transave on December 1, 2010 and his departure from the Board.  Mr. Hayden was appointed to the Nominations and Governance Committee following the business combination with Transave on December 1, 2010. During fiscal 2010, the Nominations and Governance Committee held two meetings and Dr. Sharoky, Dr. Whitcomb and Mr. Condon attended both of these meetings.  The Nominations and Governance Committee (i) assists the Board by identifying and recruiting individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of shareholders; (ii) recommends to the Board director nominees for each committee; (iii) oversees our governance, including recommending to the Board Corporate Governance Guidelines; (iv) leads the Board in its annual review of the Board’s performance and oversees the evaluation of each of the Board’s committees; and (v) oversees the management continuity planning process.  The Board has adopted a written charter for the Nominations and Governance Committee, a copy of which is available on our website at www.insmed.com.  The Board has determined that each of the current and former members of our Nominations and Governance Committee is independent as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules and our Corporate Governance Guidelines.

Corporate Governance Matters.

Meetings of the Board.  The Board held 50 meetings during fiscal 2010, including four regularly scheduled meetings, 22 special meetings and 24 specially called telephonic meetings.  Board meetings during 2010 consisted of regular board meetings, meetings related to the evaluation of strategic options, and meetings related to the business combination with Transave that was consummated on December 1, 2010.  Each director attended at least 75% of the total 2010 Board meetings and meetings of all committees on which he served during the period he was a member of the Board or such committees.

Director Nominating Process.

The Nominations and Governance Committee.  Our Nominations and Governance Committee performs the functions of a nominating committee and will actively seek, identify and recommend to the Board individuals qualified to become Board members, consistent with criteria approved by the Board, and establish such criteria based on factors it considers appropriate.  These factors include strength of character, maturity of judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. The Nominations and Governance Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending director candidates for nomination by the Board.  The Nominations and Governance Committee Guidelines also contain information concerning the responsibilities of the Nominations and Governance Committee with respect to identifying and evaluating the director candidates.  The Nominations and Governance Committee Charter and the Corporate Governance Guidelines are both available on our website at www.insmed.com.  All members of the Nominations and Governance Committee are independent as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules and our Corporate Governance Guidelines.

Director Candidate Recommendations and Nominations By Shareholders.  The Nominations and Governance Committee’s Charter provides that the Committee will consider director candidate recommendations by shareholders.  Shareholders should submit any such recommendations for the Nominations and Governance Committee through the method described under “Communications With the Board.”  In addition, in accordance with our Bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in this proxy statement under the heading “Proposals for 2012 Annual Meeting.”

Nominations and Governance Committee Process For Identifying and Evaluating Director Candidates.  The Nominations and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines including the provision that diversity of backgrounds and experience should be emphasized in board composition.  The Nominations and Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole.  In addition, the Nominations and Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of the Board’s needs.

Communications With the Board.  The Board has approved unanimously a process for shareholders to send communications to the Board.  Shareholders can send communications to the Board and, if applicable, to the Nominations and Governance Committee or to specified individual directors in writing c/o Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 11 Deer Park Drive, Suite 117, Monmouth Junction, New Jersey 08852.  All letters sent to Mr. Thompson will be forwarded, as appropriate, to the Board, the Nominations and Governance Committee or any specified individual directors.  The Company screens mail for security purposes.

Director Attendance at Annual Meeting.  Our policy is that directors attend the annual meeting of shareholders.  All directors attended the 2010 Annual Meeting of Shareholders.

Board Leadership Structure. Our Board does not have a policy on whether or not the roles of chief executive officers and Chairman of the Board should be separate, and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.  Melvin Sharoky, M.D. held the role of Chairman of the Board until the business combination with Transave on December 1, 2010.  Donald Hayden, Jr. assumed the position of Chairman of the Board upon his appointment to the Board in December 2010.  Our Board currently does not have a lead director designated because the current Chairman is a non-employee director.

The Role of the Board in Risk Oversight.  Our Corporate Governance Guidelines provide for the Board and its committees to oversee our program for identifying, evaluating and controlling significant risks.  Under the Audit Committee Charter, the Audit Committee’s responsibilities include the responsibility to inquire of management and our independent accountant about our significant risks or exposures and to assess the steps that management has taken to monitor, control and minimize these risks, including our risk assessment and risk management policies.

AUDIT COMMITTEE REPORT*

           The Audit Committee of the Board (the “Audit Committee”) is comprised of three independent directors and operates under a written charter adopted by the Board.  The Audit Committee reviews and reassesses the adequacy of the charter at least annually.  The Audit Committee approves and recommends to the Board, subject to shareholder ratification, the selection of the Company’s independent auditors.  In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the Company’s independent auditors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”) with management including a discussion of the quality, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, and by Statement on Auditing Standards No. 90, Communication With Audit Committees.  In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the auditors to the Audit Committee required by Public Company Accounting Oversight Board Rule 3526, and considered the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report, which was filed with the Securities and Exchange Commission on March 16, 2011.  The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

THE AUDIT COMMITTEE

Richard S. Kollender, CPA, Chairman
Steinar J. Engelsen, M.D., C.E.F.A.
Randall W. Whitcomb, M.D.

March 31, 2011

*
The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by the Company’s independent auditors in order to assure that the provision of such services does not impair the independent auditors’ independence from the Company.  Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific approval by the Audit Committee.  Any proposed services exceeding pre-approved fee levels also will require specific pre-approval by the Audit Committee.  In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee.  Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.  The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.  For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-Related, and Tax, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Chief Financial Officer of the Company to monitor the performance of the services provided by the independent auditor and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy.  Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Chief Financial Officer or any member of management.

Fees Billed by Ernst & Young LLP

The following table lists fees billed by Ernst & Young LLP, for services rendered in the fiscal years ended December 31, 2009 and 2010.   The Audit Committee reviewed the aggregate fees billed by Ernst & Young LLP for professional services rendered for the fiscal year ended December 31, 2010, which were as follows.

	2010	2009
Audit fees	$325,000	$250,000
Audit-related fees	200,000	-
Tax fees	12,000	-
All other fees	-	-
Total	$537,000	$250,000

Audit fees include fees for services performed to comply with Generally Accepted Auditing Standards.  These services include the recurring audit of our consolidated financial statements, as well as audits provided in connection with statutory filings, related reserves, and review of documents filed with the Securities and Exchange Commission. Due to the business combination of the Company and Transave on December 1, 2010, we incurred $75,000 of Audit fees related to Transave in addition to the $250,000 Audit fees related to Insmed.

The Audit-related fees and Tax fees in 2010 were for due-diligence efforts related to the business combination between the Company and Transave which was completed on December 1, 2010.  All of the Ernst & Young fees were approved by the Audit Committee.

The Audit Committee has determined that the services performed by Ernst & Young LLP during the fiscal year ended December 31, 2010, are compatible with maintaining Ernst & Young LLP’s independence from Insmed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All of our directors and officers complete a directors and officers questionnaire at the beginning of each year, in which they are asked to disclose family relationships and other related party transactions.  Our Audit Committee must review and approve all related party transactions, as defined in Item 404 of Regulation S-K.  In examining related party transactions, our Audit Committee considers whether any of our directors, officers, holders of more than five percent of our voting stock, or any immediate family members of the foregoing persons and any other persons whom the Audit Committee determines to be related parties, have a conflict of interest where an individual may have a private interest which interferes with or appears to interfere with our interests. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Any transaction which is deemed to be a related party transaction requires the approval, initially by a majority of the non-interested Audit Committee members, and finally by a majority of the non-interested Board members.  Our Audit Committee’s procedures for reviewing related party transactions are not in writing. There were no related party transactions in 2010.  In January 2011, Mr. Kollender became a Board member of the Company and disclosed that he is a partner at Quaker BioVentures II, L.P., which as of March 2, 2011 owned approximately 8% of the Company’s outstanding Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, officers and persons who own more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the NASDAQ Capital Market.  Directors, officers and beneficial owners of more than ten percent of our Common Stock are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of the forms and information furnished to us, we believe that during fiscal 2010 all filing requirements applicable to our directors, officers and beneficial owners of more than ten percent of our Common Stock were satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of the Record Date the following persons (including any “group,” as that term is used in Section 13(d)(3) of the Exchange Act) are known by us to be the beneficial owner of more than five percent of our Common Stock then outstanding.

Class	Group Name	Shares Owned	Percentage

Common Stock	Quaker BioVentures II, L.P. (1) 2929 Arch Street, Cira Centre Philadelphia, PA 19104-2868	1,861,494	8%
Common Stock	Prospect Venture Partners III, L.P. (2) 435 Tasso Street, Suite 200 Palo Alto, California 94301	1,604,940	7%
Common Stock	TVM Capital GmbH (3) Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany	1,627,854	7%
Common Stock	FMR LLC (4) 82 Devonshire Street Boston, Massachusetts 02109	1,599,487	7%

(1)  As reported on Schedule 13G filed with the Securities and Exchange Commission  on March 11, 2011.  1,861,494 shares (the “Shares”) are owned of record by Quaker BioVentures II, L.P. Quaker BioVentures Capital II, L.P. (“Quaker Capital L.P.”) is the general partner of Quaker BioVentures II, L.P., and Quaker BioVentures Capital II, LLC (“Quaker Capital LLC”) is the general partner of Quaker Capital L.P. As a result of the control that Quaker Capital L.P. exercises over Quaker BioVentures II, L.P. and the control that Quaker Capital LLC exercises over Quaker Capital L.P., each of Quaker Capital L.P. and Quaker Capital LLC may be deemed to beneficially own the Shares. Richard S. Kollender is a director of Insmed and a managing member of Quaker BioVentures. Mr. Kollender does not have or share voting or dispositive power over the Shares.

(2)  As reported on Schedule 13G filed with the Securities and Exchange Commission on March 8, 2011.  Prospect Management Co. III, L.L.C. (“PMC III”) serves as the sole general partner of Prospect Venture Partners III, L.P. (“PVP III”). As such, PMC III possesses power to direct the voting and disposition of the shares owned by PVP III and may be deemed to have indirect beneficial ownership of the shares held by PVP III. PMC III owns no securities of Insmed directly.

(3)  As reported on Schedule 13G filed with the Securities and Exchange Commission on March 10, 2011. The joint statement on Schedule 13G was filed by TVM V Life Science Ventures GmbH & Co. KG (“TVM V”); TVM V Life Science Ventures Management GmbH & Co. KG (“TVM V LS Management”), the managing limited partner of TVM V; TVM IV GmbH & Co. KG (“TVM IV”); TVM IV Management GmbH & Co. KG, the managing limited partner of TVM IV (“TVM IV Management”); TVM Capital GmbH, the sole general partner of TVM V and TVM IV; Hans Schreck (“Schreck”), Friedrich Bornikoel (“Bornikoel”), John DiBello (“DiBello”), Alexandra Goll (“Goll”), and Helmut Schühsler (“Schühsler”) who are limited partners of, and serve as members of the investment committee of TVM IV Management; and Hubert Birner (“Birner”), Mark Cipriano (“Cipriano”), Stefan Fischer (“Fischer”), Axel Polack (“Polack”) and David Poltack (“Poltack”), who, together with DiBello, Goll and Schühsler, are limited partners of, and serve as members of the investment committee of TVM V LS Management.  The principal business address for TVM IV, TVM IV Management, TVM Capital, TVM V, TVM V Management, Birner, Bornikoel, Fischer, Goll, Polack, Schreck, and Schühsler is Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany. The principal business address for Cipriano, DiBello and Poltack is 101 Arch Street, Suite 1950, Boston, MA 02110.

(4)  As reported on Schedule 13G filed with the Securities and Exchange Commission on March 10, 2011.  Beacon Bioventures Limited Partnership and Beacon Bioventures Principals Limited Partnership are the beneficial owners of 1,588,720 shares and 10,767 shares, respectively, or 6.889% and 0.047% respectively, of the Insmed Common Stock outstanding.  Beacon Bioventures Advisors Limited Partnership is the general partner of Beacon Bioventures Limited Partnership and Beacon Bioventures Principals Limited Partnership.  The general partner of Beacon Bioventures Advisors Limited Partnership is Fidelity Biosciences Corp., a wholly-owned subsidiary of FMR LLC. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

SECURITY OWNERSHIP OF MANAGEMENT

           The following table sets forth the beneficial ownership of our Common Stock as of the Record Date by each director, each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K and all directors and executive officers as a group.  The total number of shares of our Common Stock outstanding as of the Record Date was 24,828,101.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Class
Timothy Whitten	2,500	*
Kevin P. Tully (2)	59,232	*
Nick LaBella	10,000	*
Renu Gupta, M.D.	2,000	*
Donald Hayden, Jr.	19,000	*
Melvin Sharoky, M.D. (3)	72,652	*
Steinar J. Engelsen, M.D. (4)	145,232	*
Randall W. Whitcomb, M.D. (5)	40,690	*
Richard Kollender	-	*
All directors and executive officers as a group (9 persons) (6)	348,806	1.4%

*	Denotes ownership of less than 1% of the outstanding shares of our Common Stock.

(1)
Except as indicated otherwise in the footnotes, shares shown as beneficially owned are those to which the individual has sole voting and investment power.  Shares subject to options that are exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 21,500 shares of our Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(3)
Includes 8,750 shares of our Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  The number of shares listed opposite Dr. Sharoky’s name includes 21 shares of our Common Stock which are owned by his minor son, 62 shares of our Common Stock which are owned by his minor daughter and 360 shares of our Common Stock which are owned by his spouse.  Dr. Sharoky disclaims beneficial ownership of the shares of our Common Stock held by his minor daughter, minor son and his spouse.

(4)	Includes 8,750 shares of our Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(5)
Includes 8,750 shares of our Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  The number of shares listed opposite Dr. Whitcomb’s name includes 2,100 shares of our Common Stock which are owned by the Randall W. Whitcomb Living Trust.  Dr. Whitcomb and his spouse, Rita K. Whitcomb, are trustees of the Randall W. Whitcomb Living Trust.

(6)
Represents the sum of the shares of our Common Stock beneficially owned by all directors, nominees and executive officers as of the Record Date.  Includes 47,750 shares of our Common Stock issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date.

COMPENSATION DISCUSSION AND ANALYSIS (THE “CDA”)

Philosophy and Overview.

Our guiding philosophy is to establish executive compensation policies that are linked to the sustained creation of shareholder value.  The following objectives serve as the guiding principles for all of our compensation decisions:

•	to provide a competitive total compensation opportunity that will enable us to attract, retain and motivate highly qualified executives;

•
to align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to our performance, which is defined in terms of milestones associated with achieving long-term profitability and creating shareholder value; and

•	to provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

Role of Compensation Committee in Making Decisions.

Our Compensation Committee has been delegated the authority to determine and make recommendations for all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives.  In assessing and determining our compensation programs, our Compensation Committee conducts a peer group review, engages outside consultants to assess competitiveness and meets in executive session.

Compensation Evaluation Processes and Criteria.  The compensation  for executive officers  is reviewed by our Compensation Committee, including an analysis of all elements of compensation separately and in the aggregate.  In establishing compensation levels for each of our executive officers, our Compensation Committee consults on an informal basis with other members of the Board.  The Compensation Committee also has the authority to engage the services of outside experts to assist it in making compensation-related decisions.

Given the high demand for the experienced and well-qualified executives we seek to employ, the Compensation Committee reviews data obtained from outside surveys of compensation and benefits for executive officers in the biotechnology industry.  These include the Radford Global Life Sciences Survey prepared by Aon Consulting for a general understanding of compensation trends and practices, an internally prepared survey on executive compensation based on peer biotechnology companies’ proxy statements, and personal knowledge regarding executive compensation at comparable companies. In addition, during 2010 Towers Watson (formerly known as Towers Perrin), an independent compensation consulting firm, was engaged to assess equity allocation.  Their database was utilized to compare executive compensation, including salary, bonus and equity-based long-term incentives and to make recommendations on market-based ranges for base salary, target bonus and equity-based long-term incentive grants. Total fees for this assessment were $10,588.

Based on the information it gathers, the Compensation Committee establishes benchmarks used for the purpose of evaluating appropriate compensation ranges for base salary, cash bonus and long-term incentives.  Our Compensation Committee uses the benchmarks in various combinations in an effort to obtain comparative compensation information that reflects our particular facts and circumstances.  When reviewing benchmark data, our Compensation Committee targets our compensation in the range of the 50th percentile for companies of similar size and stage of development.  Our Compensation Committee will continue to conduct similar annual reviews of our executive compensation practices and anticipates that it may use the services of independent outside consultants for similar services in the future.

In December 2010, following the business combination with Transave, the Board also engaged the consulting firm Exequity to assess the competitiveness and appropriateness of  compensation provided to Insmed’s independent outside directors. Total fees for this assessment were $22,470. To assist in the evaluation and comparison, Exequity used a peer group of biotechnology companies.

In determining the amount and mix of compensation elements, our Compensation Committee relies upon its judgment about the performance of each individual executive officer – and not on rigid formulas or short-term changes in business performance.  In setting final compensation levels for our executive officers for fiscal 2010, our Compensation Committee considered many factors, including, but not limited to:

•	our achievement of certain product development, corporate partnering, financial, strategic planning and other goals;
•	each officer’s individual performance using certain subjective criteria, including an evaluation of each officer’s initiative, contribution to overall corporate performance and managerial ability;
•	the scope and strategic impact of our executive officer’s responsibilities;
•	our past business performance and future expectations;
•	our long-term goals and strategies;
•	the experience of each individual;
•	past salary levels of each individual and of the executives as a group;
•	relative levels of pay among the officers;
•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;
•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer; and
•	the competitiveness of our compensation relative to the selected benchmarks.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers for any one calendar year.  This deduction limitation does not apply, however, to certain “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.  We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Selection of Peer Companies/Benchmarks.

When determining the compensation of our executive officers, prior to the business combination with Transave on December 1, 2010, the Compensation Committee reviewed, as one part of the benchmarking process, the analysis conducted by Towers Watson in fiscal 2008 based on publicly available salary data pulled from the proxy statements of 32 peer companies.  The peer group used in the Towers Watson analysis consisted of the following companies:

Adolor Corporation	Immunogen Inc.
Advanced Life Sciences	Introgen Therapeutics Inc.
Allos Therapeutics	ISTA Pharmaceuticals Inc.
Anadys Pharmaceuticals Inc.	La Jolla Pharmaceutical Co.
Antigenics Inc.	Middlebrook Pharmaceuticals
Ariad Pharmaceuticals	Novacea, Inc.
Avant Immunotherapeutics Inc.	NPS Pharmaceuticals Inc.
Avigen	Oxigene Inc.
Cell Therapeutics	Pozen
Curis Inc.	Renovis, Inc.
Discovery Laboratories Inc.	Sangamo Biosciences
EntreMed Inc.	Tapestry Pharmaceuticals
Genitope Corp.	Tercica Inc.
Genta Incorporated	Trimeris Inc.
GenVec, Inc.	Vical Inc.
GTC BioTherapeutics, Inc.	Vion Pharmaceuticals Inc.

After  completion of the business combination with Transave in December 2010, the  Compensation Committee considered, among other things, the appropriate peer group of companies as benchmarks for determining compensation of our executive officers for fiscal 2011.  As part of this process, the Compensation Committee reviewed and considered a report from Exequity which conducted an analysis consisting of the following 20 peer companies:

Affymax	Discovery Laboratories Inc.
Amicus Therapeutics	Dyax
Anadys Pharmaceuticals	Maxygen
Anthera Pharmaceuticals	Repligen
Antigenics	Sangamo Biosciences
Arqule	Stemcells
Celldex Therapeutics	Sunesis Pharmaceuticals
Curis, Inc.	Telik
Cyclacel Pharmaceuticals	Vical Inc.
Cytokinetics	Zalicus

Components of Compensation.

Our executive compensation generally includes three components: base salary, a cash bonus and equity-based awards.

Base Salary.  The Compensation Committee seeks to establish base salaries for each position and level of responsibility that are competitive with those of executive officers at various other biotechnology companies of comparable size and stage of development.  The Compensation Committee intends base salary to provide our executive officers with a level of stability and certainty each year and intends that this component of compensation not be substantially affected by our performance factors.  The Compensation Committee typically reviews and sets base salaries for executives on an annual basis during the first quarter of each fiscal year.  Salary levels for each of our executive officers are generally targeted in the range of the 50th percentile of salaries that our Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at the benchmarked companies.  When our compensation is benchmarked, our Compensation Committee reviews variances between the salary levels for each of our executive officers and those of the companies included in the selected benchmarks and determines, in its discretion, individual salary adjustments after considering the factors described above, although no relative weights or rankings are assigned to these factors.  In setting the base salary for our executive officers other than our Chief Executive Officer, the Compensation Committee also considers the recommendations of our Chief Executive Officer. For fiscal 2010, the compensation for our continuing executive officers was maintained at basically the same level as for fiscal 2009.

Cash Bonuses.  The Compensation Committee believes that cash bonuses are useful on a case by case basis to motivate and reward executive officers and are largely dependent on each such officer’s performance in relation to overall corporate results.  Bonuses for executive officers are not guaranteed, but to date have been awarded from time to time, generally annually, only in the discretion of the Compensation Committee.  Cash incentives are generally targeted in the range of the 50th percentile of cash incentives provided to officers in similar positions at companies included in the selected benchmarks.

The Compensation Committee sets guidelines for the bonuses potentially payable to our officers.  These guidelines are currently set at up to 50% of our Chief Executive officer’s salary, up to 40% of our Chief Medical Officer’s salary and up to 35% of our Chief Financial Officer and Chief Scientific Officer’s annual salaries.  Bonus payments can be increased beyond these guideline levels at the Compensation Committee’s discretion, for example, in the event of exceptional performance by an individual officer.

At the beginning of each fiscal year, management recommends annual corporate objectives to the Board for approval.  These objectives serve as the basis for determining company performance against key strategic and operating parameters for the year.  When determining what bonus amounts, if any, will be paid for the fiscal year, the Compensation Committee takes into account the overall financial condition of the Company at the time and the performance versus annual corporate objectives.  In addition, each executive officer is evaluated by the Compensation Committee and the Board on his or her individual performance, level of responsibility and leadership in relation to our overall performance.

In the past, criteria for bonuses for executive officers ranged from success in attracting capital, to success in conducting clinical trials, obtaining FDA approvals, entering into new and expanded collaborations, licensing, acquisitions, divestitures, and establishing and expanding our manufacturing capabilities.  During fiscal 2010, the main corporate objectives were:

•
Successfully conclude a strategic transaction optimizing the use of the proceeds of the cash generated from the sale of Follow-On Biologics assets to Merck while protecting the overall capital base; and

•	Continue to support current IPLEX Expanded Access Program utilizing existing drug inventory.

When evaluating our performance for fiscal 2010, the Compensation Committee reviewed the above corporate objectives, in particular the work by the executive officers to conclude a strategic transaction.  Based on this evaluation, the Compensation Committee recommended, and the Board approved, bonuses for the fiscal year ended December 31, 2010 in accordance with company guidelines for Mr. Tully and Mr. LaBella.

Equity-Based Long-Term Incentives. The Compensation Committee believes that stock ownership by management is beneficial for aligning the interests of management and shareholders, enhancing shareholder value and attracting and retaining talented employees.  In accordance with such belief, the Compensation Committee has sought to motivate and reward superior results by providing a significant portion of executive compensation as equity, in the form of stock options, restricted stock and restricted stock units.

When granting stock options, restricted stock or restricted stock units, the Compensation Committee considers the performance of the executives and their contributions to our overall performance,  the existing levels of stock ownership among the executive officers relative to each other and to our employees as a whole, previous grants of stock options, restricted stock or restricted stock units to such executive officers, vesting schedules of previously granted stock options, restricted stock and restricted stock units information regarding awards at comparable companies, comparable data provided by independent compensation consultants (if retained), an outside survey of stock option grants and restricted Common Stock awards in the biotechnology industry, an internally prepared survey of peer biotechnology companies’ proxy statements and personal knowledge of the Compensation Committee members regarding executive stock options and restricted stock awards at comparable companies.  Consideration is also given to the impact of stock option, restricted stock and restricted stock unit awards on our results of operations.

Historically, we have granted stock options to all new employees upon their commencement of employment.  Shares of our Common Stock underlying these stock options typically vested over a four year period, with 25% of the shares vesting on each of the first four anniversaries of the date of grant.  Those options typically expired ten years from the date of grant, with the exercise price being equal to the fair market value of our Common Stock on the date of grant.  In June 2008, we began issuing restricted stock and restricted stock unit awards to all of our new employees upon their commencement of employment.

The Compensation Committee also grants stock options to officers from time to time in recognition of such officer’s expanded duties and responsibilities or continuing contributions to company performance.

On March 22, 2010, one restricted stock award of 10,000 shares was granted at hire to Mr. Nick LaBella, our Chief Scientific Officer.

Other Benefits.  We maintain several other benefits programs offered to all employees, which includes coverage for health insurance, dental insurance, life and disability insurance, an Employee Stock Purchase Plan (as described under the heading “Equity Compensation Plan Information”) and a 401(k) Plan.

Compensation of Executive Officers

The Compensation Committee uses a formal evaluation process, which includes meetings held in executive session, to help assess the performance of our executive officers.  Typically, during the first quarter of each fiscal year, the Committee evaluates the Chief Executive Officer based on our overall performance, individual performance, level of responsibility and leadership ability.

Prior to the business combination with Transave on December 1, 2010 the Company operated without a Chief Executive Officer.  Up to that date, all Insmed executives reported directly to Dr. Melvin Sharoky, who served as the then Chairman of the Board. For 2010, Dr. Sharoky made recommendations to the Compensation Committee regarding the performance and related compensation of the Company’s executives for the period prior to the business combination.

On December 1, 2010, when the business combination with Transave became effective, Mr. Donald Hayden, Jr. became Insmed’s Chairman of the Board. Mr. Hayden made recommendations to the Compensation Committee regarding the performance and related compensation and bonuses relating to members of the Transave executive team for 2010.

On December 1, 2010, Mr. Timothy Whitten was appointed the Company’s President and Chief Executive Officer. On December 3, 2010 Mr. Steve Glover resigned his position as the Company’s Chief Business Officer.

The Board actively participates in the process of assessing all executive officers’ performance and in setting their compensation based on the Chairman and the Compensation Committee’s assessments.

On January 12, 2011, the Board approved payment of annual bonus awards to Mr. Timothy Whitten, Chief Executive Officer and President of the Company, and Dr. Renu Gupta, Executive Vice President of Development and Chief Medical Officer of the Company, for work performed by each such officer during the year ended December 31, 2010.  In determining the bonus amounts for Mr. Whitten and Dr. Gupta, the Board considered, among other things, the key role played in both the successful business combination of the Company and Transave and the continued successful development of ARIKACE™ for the treatment of pseudomonas lung infections in patients with cystic fibrosis and in the treatment of non-TB Mycobacteria lung infections.

On January 31, 2011, the Company entered into employment agreements with each of Mr. Timothy Whitten and Dr. Renu Gupta.  The employment agreements supersede and replace any other agreements that were in place between each of the executive officers and Transave, including, without limitation, the Amended and Restated Employment Agreements entered into as of September 24, 2007 by and between Transave and each of Mr. Whitten and Dr. Gupta, and the Benefit Waiver Agreements entered into as of February 5, 2010 by and between Transave and each of Mr. Whitten and Dr. Gupta.  In addition, on January 31, 2011, the Company entered into employment agreements with each of Messrs. Kevin P. Tully and Nicholas LaBella.  The employment agreements supersede and replace any other agreements that were in place between each of Messrs. Tully and LaBella and the Company, including, without limitation, the Change in Control Agreements entered into as of March 14, 2007 and March 22, 2010, respectively, by and between the Company and each of Messrs. Tully and LaBella. These employment agreements were filed with the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2011.

The elements of our compensation program for each named executive officer are summarized below:

Timothy Whitten, – President and Chief Executive Officer.  Following the business combination with Transave on December 1, 2010, Mr. Whitten was appointed President and Chief Executive Officer  of the combined company.  Mr. Whitten is responsible for developing, in connection with the Board, our corporate mission and objectives and providing direction and leadership to ensure the execution of our corporate strategy and achievement of our objectives.  As of January 31, 2011, Mr. Whitten’s total compensation was comprised of the following elements:

 Base Salary:  Mr. Whitten’s base salary is $425,000.

 Cash Bonus:  Mr. Whitten is eligible for an annual, discretionary bonus of up to 50% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2010, the Compensation Committee and the Board used their discretion to award Mr. Whitten a bonus for fiscal 2010 of $112,500, which represented 30% of his annual salary prior to December 1, 2010.

 Stock Grants:    Following the business combination with Transave, Mr. Whitten was awarded 99,200 incentive stock options and 130,200 restricted stock units.

Kevin P. Tully, C.G.A. – Executive Vice President and Chief Financial Officer.  Mr. Tully was responsible for managing the day-to-day operations of the Company prior to the business combination with Transave on December 1, 2010, as well as directing all financial and administration activities, including internal and external reporting, treasury, accounting, human resources and information technology.  As of January 31, 2011 Mr. Tully’s total compensation was comprised of the following elements:

 Base Salary:  Mr. Tully’s base salary for 2010 prior to December 1, 2010, was $275,000. On December 1, 2010 following the business combination, Mr. Tully’s base salary was increased to $325,000.

 Cash Bonus:  Mr. Tully is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company’s overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2010 and Mr. Tully’s key role in managing the business following the departure of our former Chief Executive Officer, the Compensation Committee and the Board used their discretion to award Mr. Tully a bonus for fiscal 2010 of $110,000 which represented 40% of his annual salary prior to December 1, 2010.

Stock Grants:    Following the business combination with Transave, Mr. Tully was awarded 24,800 incentive stock options and 55,800 restricted stock units.

Renu Gupta, M.D., – Executive Vice President of Development and Chief Medical Officer.  Following the business combination with Transave on December 1, 2010, Dr. Gupta was appointed Executive Vice President of Development and Chief Medical Officer of the combined entity.  Dr. Gupta is responsible for directing clinical, pre-clinical and regulatory departments.  As of January 31, 2011, Dr. Gupta’s total compensation was comprised of the following elements:

 Base Salary:  Dr. Gupta’s base salary is $400,000.

 Cash Bonus:  Dr. Gupta is eligible for an annual, discretionary bonus of up to 40% of her annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2010, the Compensation Committee and the Board used their discretion to award Dr. Gupta a bonus for fiscal 2010 of $107,800 which represented about 29% of her annual salary prior to December 1, 2010.  Dr. Gupta also received a retention bonus of $100,000 which is repayable should Dr. Gupta leave the Company before December 1, 2012.

 Stock Grants:    Following the business combination with Transave, Dr. Gupta was awarded 24,800 incentive stock options and 55,800 restricted stock units,

Nicholas A. LaBella, Jr. – Chief Scientific Officer.  Mr. LaBella was responsible for activities related to our strategic review and conclusion of the Company’s transaction with Transave.  Following the business combination with Transave on December 1, 2010, Mr. LaBella is responsible for directing manufacturing to support our clinical trials and future drug development and formulation development.  As of January 31, 2011, Mr. LaBella’s total compensation was comprised of the following elements:

 Base Salary:  Mr. LaBella’s base salary for 2010 prior to December 1, 2010 was $275,000. On December 1, 2010 following the business combination, Mr. Labella’s base salary was increased to $325,000.

 Cash Bonus:  Mr. LaBella is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2010, the Compensation Committee and the Board used their discretion to award Mr. LaBella a bonus for fiscal 2010 of $72,000 which represents 35% of his pro-rated annual salary prior to December 1, 2010.

 Stock Grants:    Following the business combination with Transave on December 1, 2010, Mr. LaBella was awarded 24,800 incentive stock options and 43,400 restricted stock units.

Steve Glover – Chief Business Officer.  Prior to the business transaction with Transave on December 1, 2010, Mr. Glover directed all activities related to our strategic review.  In connection with the business combination with Transave on December 3, 2010, Mr. Glover resigned as Chief Business Officer of the Company, and the Company and Mr. Glover entered into a separation and release agreement (the “Separation Agreement”).  The Separation Agreement provides for the payment of certain severance benefits to Mr. Glover.  Such severance benefits include the following: (a) a lump sum payment of $425,250 (less applicable withholding and employment taxes) which amount represents the sum of Mr. Glover’s highest annual base salary while an employee of the Company plus a target maximum bonus amount payable for 2010, (b) the continuation of health and certain other fringe benefits for eighteen months, (c) up to $10,000 of outplacement services and (d) full vesting of outstanding equity awards held by him.  In addition, the Severance Agreement includes a general release of claims against the Company arising out of or related to Mr. Glover’s employment and/or the termination of his employment with the Company.

Glen Kelley – Vice President, Regulatory Affairs. Prior to the business transaction on December 1, 2010, Mr. Kelley was responsible for regulatory affairs and intellectual property. In connection with the business combination with Transave, on December 31, 2010, Mr. Kelley's employment was terminated.

Compensation Committee Report

* The Compensation Committee has reviewed and discussed the CDA with management and based on the review and discussions with managment of the CDA, the Compensation Committee recommended to the Board that the CDA be included in this proxy statement on Schedule 14(A).

THE COMPENSATION COMMITTEE

Randall W. Whitcomb, M.D., Chairman
Donald Hayden, Jr.
Melvin Sharoky, M.D.

March 31, 2011

*
The foregoing report of the Compensation Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Summary Compensation Table.
The following table sets forth information regarding compensation earned by the named executive officers in fiscal years 2010, 2009 and 2008.  No other executive officers who would have otherwise been includable in the following table on the basis of salary and bonus earned for fiscal 2010 have been excluded by reason of their termination of employment or change in executive status during that year.  The compensation in this table does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed $10,000 in the aggregate in fiscal years 2010, 2009 and 2008.

Summary Compensation Table
Name and Principal Position		Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)		Total ($)
Timothy Whitten *	2010	35,417	112,500	-	-	-		147,917
President and Chief Executive Officer	-	-	-	-	-	-		-
	-	-	-	-	-	-		-
Kevin P. Tully, C.G.A.	2010	278,173	110,000	-	-	-		388,173
Executive Vice President and Chief Financial Officer	2009	275,000	110,250	-	-	-		385,250
	2008	264,423	96,250	448,734	-	-		809,407
Renu Gupta, M.D. *	2010	33,333	107,800	-	-	-		141,133
Executive Vice President of Development and Chief Medical Officer	-	-	-	-	-	-		-
	-	-	-	-	-	-		-
Nicholas A. LaBella, Jr.	2010	214,711	72,000	115,000	-	-		401,711
Chief Scientific Officer		-	-	-	-	-		-
		-	-	-	-	-		-
Steve Glover	2010	294,404	110,250	-	-	425,250	(2)	829,904
Chief Business Officer	2009	315,000	110,250	-	-	-		425,250
	2008	311,827	110,250	514,005	-	-		936,082
Glen Kelley	2010	252,885	87,500	-	-	118,654	(2)	459,039
Vice President, Regulatory Affairs	2009	250,000	87,500	-	-	-		337,500
	2008	244,091	87,500	407,940	-	-		739,531

(1)
Amounts calculated utilizing the provisions of FASB ASC Topic 718 except the assumptions of forfeitures is not made.  See Note 5 of the consolidated financial statements in the Company’s Form 10-K for fiscal years 2010, 2009 and 2008 regarding assumptions underlying valuation of equity awards.

(2)	The other compensation relates to severance payments upon termination.

*Mr. Whitten’s and Dr. Gupta’s salary are for December 2010 only.

 Equity Compensation Plan Information.

In fiscal 2010, we had two equity compensation plans under which we were granting stock options and shares of non-vested stock. We are currently granting stock-based awards from our Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”)  and Amended and Restated 2000 Employee Stock Purchase Plan (the “2000 ESPP,” and together with the 2000 Plan, the “Plans”).  The Plans are administered by the Compensation Committee and the Board.

The 2000 Plan was originally adopted by the Board and approved by our shareholders in 2000 and its original ten-year term was extended to March 15, 2015 when it was last amended.  Under the terms of the 2000 Plan, we are authorized to grant a variety of incentive awards based on our Common Stock, including stock options (both incentive stock options and non-qualified stock options), restricted stock, restricted stock units, performance shares and other stock awards.  The 2000 Plan currently provides for the issuance of a maximum of 925,000 (adjusted for stock splits) shares of our Common Stock.  These shares are reserved for awards to all participants in the 2000 Plan, including non-employee directors.

The 2000 ESPP was adopted by the Board on April 5, 2000, and was approved by our shareholders on the same date.  It was amended by the Board to increase the number of shares available for issuance, and such amendment was approved by our shareholders on May 11, 2005.  The 2000 ESPP was subsequently amended and restated by action of the Board on October 4, 2006 and the amendment and restatement was approved by our shareholders on December 14, 2006.  Under the terms of the 2000 ESPP, eligible employees have the opportunity to purchase our Common Stock through stock options granted to them.  An option gives its holder the right to purchase shares of our Common Stock, up to a maximum value of $25,000 per year.  The 2000 ESPP provides for the issuance of a maximum of 150,000 shares of our Common Stock.

The following table presents information as of December 31, 2010, with respect to the Plans.
	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan Category (1)
Equity Compensation Plans Approved by Shareholders:
Amended and Restated 2000 Stock Incentive Plan (2)	214,275	$18.43	210,439
Amended and Restated 2000 Employee Stock Purchase Plan	—	—	36,538

Total:	214,275	$18.43	246,977

(1)	We do not have any equity compensation plans that have not been approved by our shareholders.
(2)
To the extent that stock options or stock appreciation rights granted under the 2000 Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of restricted stock or performance units are forfeited, the shares of Common Stock underlying such grants will again become available for purposes of the 2000 Plan.

The following table sets forth certain information regarding restricted stock grants to our named executive officers during 2010.
Named Executive Officer		Restricted Stock	Grant Date Fair Value
	Date of Grant
Nick LaBella, Jr.	March 22, 2010	10,000	$ 115,000

Outstanding Equity Awards.

The following table sets forth certain information regarding the stock option grants, restricted stock and restricted stock units to our named executive officers as of the end of December 31, 2010
Outstanding Equity Awards at Fiscal Year-End 2010 Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Restricted Stock	Restricted Stock Units	Option Exercise Price ($)	Option Expiration Date

Kevin P. Tully, C.G.A.	21,500		-	-	-	$21.80	02/20/2012
Steve Glover	25,000		-	-	-	$ 7.20	06/22/2017
	5,000	(1)	-	-	-	$10.10	03/26/2013
Glen Kelley	3,600		-	-	-	$ 5.00	11/12/2011
	2,500		-	-	-	$11.80	11/02/2011
	6,000		-	-	-	$22.50	07/31/2012

(1)	This option is held by ZyVer & Associates, a company wholly owned by Mr. Glover.

Stock Vested

The following table sets forth certain information regarding restricted stock grants to our named executive officers during 2010.

Named Executive Officer	Restricted Stock	Value Realized Upon Vesting

Nick LaBella, Jr.	10,000	$ 69,500

Aggregated Option Exercises and Option Values

The following table shows the stock options exercised by the named executive officers during the fiscal year ended December 31, 2010 and the number and value of all unexercised options held by the named executive officers at December 31, 2010.
			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
	Shares Acquired Upon Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin P. Tully, C.G.A.	-	-	21,500	-	-	-
Steve Glover	-	-	25,000	-	-	-
	-	-	5,000	-	-	-
Glen Kelley	-	-	3,600	-	-	-
	-	-	2,500	-	-	-
	-	-	6,000	-	-	-

Potential Payments Upon Termination or Change in Control.

As of December 31, 2010, we had Change in Control Agreements in place with Messrs. Kevin Tully and Nicholas LaBella, Jr. which entitle them to receive additional benefits in the event of their termination following a change in control of our Company.  On January 31, 2011, we entered into employment agreements with each of Messrs. Timothy Whitten, Kevin Tully, Nicholas LaBella, Jr. and Dr. Gupta.  The employment agreements supersede and replace any other agreements that were in place between each of Messrs. Tully and LaBella and the Company, including, without limitation, the Change in Control Agreements entered into as of March 14, 2007 and March 22, 2010, respectively, by and between the Company and each of Messrs. Tully and LaBella. We believe that the existence of these potential benefits will discourage turnover and cause such executives to be better able to respond to the possibility of a change in control without being influenced by the potential effect of a change in control on their job security.

For purposes of the employment agreements, the term “change in control” generally includes:

(a)	the acquisition by another person of beneficial ownership of 40% or more of our Common Stock;

(b)	a proxy contest that results in the replacement of a majority of the members of our Board;

(c)	a merger after which our shareholders own less than 60% of the surviving corporation’s stock; or

(d)	approval by our shareholders of a complete liquidation or dissolution of our Company.

If, the employment agreements are terminated by us without cause or by the executives for good reason within twelve months (other than Mr. Whitten) after change in control of the Company, the officers (other than Mr. Whitten) will receive a lump sum payment equal to the sum of one times their respective annual base salary and annual target bonus, full vesting of all equity awards and two years continuation of health benefits.  If Mr. Whitten’s employment agreement is terminated by us without cause or by Mr. Whitten for good reason within twenty-four months after change in control of the Company, Mr. Whitten will receive a lump sum payment equal to the sum of two times his annual base salary and annual target bonus, full vesting of all equity awards and two years continuation of health benefits so long as Mr. Whitten elects continued coverage under COBRA.

The employment agreements may be terminated by us with or without cause, or by the executives with or without good reason.  If the employment agreements are terminated by us without cause or by the executives for good reason, the executives will receive payment of accrued obligations, a pro rata portion of their annual target bonus for the year of termination, twelve months continuation of their respective annual base salary, 100% of their annual target bonus, full vesting of all equity awards in place for one year or longer and Company-paid health insurance for the officer and his or her dependents for eighteen months so long as they are eligible for COBRA coverage under the Company’s health and welfare plans.  In addition, if the employment agreements are not renewed at the end of a term by us without cause, then the executives will receive payment of accrued obligations, twelve months continuation of their respective annual base salary less the amount of base salary that was paid to them during the 120 day notice period for non-renewal of the term, 100% of their annual target bonus less the pro rata portion of the annual target bonus paid to them with respect to the 120 day notice period for non-renewal of the term, full vesting of all equity awards in place for one year or longer and Company-paid health insurance for the officer and his or her dependents for eight months so long as they elect COBRA coverage under Company’s health and welfare plans.

To protect our business and goodwill, for a period of 12 months after the termination of executive’s employment with us, the executive agrees that he or she will not:

1. engage in any activity in material competition with the business in which we engaged while the executive was employed by us;

2. directly or indirectly recruit or solicit any person who is then an employee of us or was an employee of us at any time within six months prior to such solicitation; or

3. solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of our clients or customers, or prospective clients or customers.

Under these agreements with the executives, all stock options held by the executives at the time of a change in control will become fully exercisable and the restrictions imposed on any restricted stock and restricted stock units held by such executives shall lapse.

The severance benefits that executives may be entitled to receive under these agreements and other benefits that the executives are entitled to receive under other plans, may constitute parachute payments that are subject to the “golden parachute” rules of Section 280G of the Code and the excise tax of Code Section 4999.  If these payments are determined to be parachute payments, as calculated by our independent auditors, the parachute payments will be reduced if, and only to the extent that, a reduction will allow the executives to receive a greater net after tax amount than the executives would receive absent a reduction.

The table below summarizes the hypothetical payments that could be incurred for each of the named executive officers at the time assuming that a qualified termination under the applicable agreement occurred on December 31, 2010 as a result of a change in control.

	Cash Severance (1)	Prorata Bonus (1)	Benefits (1) (2)	Value of Accelerated Options	Total
Timothy Whitten	$830,000	$325,000	$48,096	$1,353,460	$2,556,556
Kevin P. Tully, C.G.A.	$325,000	$113,750	$40,971	$475,540	$955,261
Renu Gupta, M.D.	$400,000	$160,000	$47,840	$475,540	$1,083,380
Nicholas A. LaBella	$325,000	$113,750	$33,395	$402,380	$874,525

(1)	These payments and other benefits would be payable to the executive upon a qualified termination under the applicable agreement.

(2)	The cost of benefits disclosed includes the extension of medical, dental, and life insurance for a period of 18 months post termination.

On December 3, 2010, Mr. Glover and the Company entered into a separation and release agreement.  The separation and release agreement provided for the payment of certain severance benefits to Mr. Glover in accordance with an agreement entered into by the Company and Mr. Glover on June 22, 2007. The table below summarizes the severance benefits given to Mr. Glover under the separation and release agreement.

	Cash Severance	Prorata Bonus	Benefits (1)	Outplacement Assistance	Value of Accelerated Options	Total
Steve Glover	$315,000	$110,250	$51,655	$10,000	$0	$486,906

(1)	The cost of benefits disclosed includes the extension of medical, dental, and life insurance for a period of 18 months post termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors and none of our executive officers served on the compensation committee or on the board of any company that employed any member of our Compensation Committee or our Board.

DIRECTOR COMPENSATION

Prior to the business combination on December 1, 2010, our non-employee directors received an annual director’s fee of $25,000 plus $2,000 and reimbursement of expenses for each meeting of the Board attended in person, $500 for each Board meeting attended by telephone, $1,000 for each Compensation and Nominations and Governance Committee meeting attended in person or by telephone, and $1,500 for each Audit Committee attended in person or by telephone.  In addition, the Audit Committee Chair received an annual fee of $10,000 and the Compensation and Nominations and Governance Committee Chairs each received an annual fee of $5,000.  Each non-employee director received an option to purchase 2,500 shares of our Common Stock upon initial election to the Board and restricted shares in an amount equal to the value of $25,000 annually, which shares vested one year from the date of grant if the director attended at least 75% of the Board meetings in the preceding fiscal year.  These restricted share awards vested with the business combination that took place on December 1, 2010.

The following table sets forth a summary of the compensation we paid to our non-employee directors in fiscal 2010.

	Fees Earned or Paid in Cash	Stock Awards ($) (1) (2)	Total
Graham Crooke	$56,000	$25,000	$81,000
Kenneth Condon	$69,000	$25,000	$94,000
Steinar Engelsen	$64,000	$25,000	$89,000
Donald Hayden*	$4,000	$-	$4,000
Denny Lanfear	$45,500	$25,000	$70,500
Mel Sharoky	$80,500	$25,000	$105,500
Randy Whitcomb	$70,000	$25,000	$95,000
Totals	$389,000	$150,000	$539,000

(1)
Amounts calculated utilizing the provisions of FASB ASB Topic 718  See Note 5 of the consolidated financial statements in the Company’s Form 10-K for fiscal 2010 regarding the assumptions underlying valuation of equity awards.

(2)
On June 9, 2010, each Director received restricted stock of 3,378 shares of our Common Stock.  These restricted shares of our Common Stock vested on December 1, 2010 in conjunction with our business combination with Transave.  The grant date fair value of this restricted stock award was $25,000.

* Mr. Hayden became a director on December 1, 2010.

On January 12, 2011, the Board approved new compensation arrangements for its members.  Under these arrangements, each director will be paid an annual retainer fee of $25,000, except for the Chairman of the Board, who will be paid an annual fee of $65,000.  The Chairman of each of the Compensation Committee and the Nominations and Governance Committee will be paid an annual fee of $10,000, and the Chairman of the Audit Committee will be paid an annual fee of $15,000.  These annual fees will be paid quarterly.  In addition to these annual fees, each director will receive a general Board meeting fee of either $1,000 (if attending by phone) or $2,000 (if attending in person) with respect to each meeting they attend.  With respect to each meeting of the Audit Committee, each director will receive $1,500 for each meeting he or she attends, and with respect to each meeting of each of the Compensation Committee and the Nominations and Governance Committee, each director will receive $1,000 for each meeting he or she attends.  The Chairman of the Board will also receive an annual equity-based grant of $55,000 in the form of restricted stock units (“RSU’s”) with a one year cliff vesting period, provided that he attends at least 75% of the Board meetings.  The Chairman’s annual equity-based grant for 2011 is 8,594 RSU’s, which is based on the closing price of $6.40 per share of the Company’s common stock on the NASDAQ Capital Market on January 12, 2011 (the “Closing Stock Price”). The Company will also make annual equity-based grants to each of the other directors in the amount of $35,000 in the form of RSU’s with a one year cliff vesting period, provided that the director attends at least 75% of the meetings of the Board.  The annual equity-based grant for 2011 for each of the directors, other than the Chairman, is 5,469 RSU’s based on the Closing Stock Price. The RSU’s will be settled in a lump sum cash payment upon vesting; provided, however, that if the Company’s shareholders approve an amendment to the Company’s Amended and Restated 2000 Stock Incentive Plan to increase the number of shares of common stock that may be issued under the plan or additional shares become available to the plan through stock option expirations and/or employee terminations, the Company may settle the RSU’s in shares of common stock in lieu of cash.

PROPOSAL NO. 3

DESIGNATION OF AUDITORS

Information Relative to Designation of Auditors.

The Audit Committee has designated Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2011, subject to shareholder ratification.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Ernst & Young LLP’s principal function is to audit our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the consolidated financial statements included in each of our quarterly reports.  The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, as well as information relating to the Audit Committee’s pre-approval policies and procedures, are detailed in the “Audit Committee Report.”

Vote Not Required for Approval.

Shareholder ratification of our independent auditors is not required under Virginia law, our Articles of Incorporation or our Bylaws.  In the event that a majority of the votes cast are against the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of our independent auditors.

Recommendation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL NO. 4

AMENDMENT OF

2000 STOCK INCENTIVE PLAN

The Board has adopted, and is seeking shareholder approval of, an amendment of our 2000 Plan (the “Amended Incentive Plan”) that would increase the number of shares of Common Stock reserved and available for issuance under the 2000 Plan by 3,000,000 shares to a total of 3,925,000 shares. The Board is not seeking any other changes to the 2000 Plan at this time.

Subject to adjustment for stock splits, stock dividends and similar events, the total number of shares of Common Stock that currently can be issued under the 2000 Plan is 925,000 shares, of which there are approximately 36,000 shares currently available.  If approved by shareholders, the total number of shares that could be issued under the Amended Incentive Plan would be increased to 3,925,000 shares with approximately 3,036,000 shares being available for issue.

Our Board believes that the number of shares currently remaining available for issuance under the 2000 Plan is not sufficient for future granting needs and therefore requests shareholder approval for this amendment to the 2000 Plan.  Our Board further believes that increasing the number of shares of Common Stock reserved and available for issuance under the 2000 Plan will (i) provide a competitive total compensation opportunity that will enable us to attract, retain and motivate highly qualified employees and (ii) align compensation opportunities with shareholder interests.  Our board of directors believes that equity compensation is the most effective means of creating a long-term link between performance and the compensation provided to executives and key employees. Equity grants are also an important element in attracting and retaining employees. Given the intense competition for talented individuals, our ability to offer competitive compensation packages, including those with equity-based incentives, is particularly important.

Based solely on the closing price of the Common Stock as reported by the NASDAQ Capital Market on April 12, 2011, the maximum aggregate market value of additional shares of Common Stock currently available that could potentially be issued under the Amended Incentive Plan is approximately $23.7 million. The shares issued by the Company under the Amended Incentive Plan may be authorized but unissued shares, or shares reacquired by the Company. To the extent that shares subject to an outstanding award under the Amended Incentive Plan are not issued or delivered by reason of the expiration, termination, cancellation, or forfeiture of such award or by reason of the delivery of shares to pay all or a portion of the exercise price of an award, if any, or the delivery of shares to satisfy all or a portion of the tax withholding obligations relating to an award, then such shares shall again be available under the Amended Incentive Plan.

Summary of the Amended Incentive Plan

The following description of certain features of the Amended Incentive Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Amended Incentive Plan that is attached hereto as Exhibit A.

Plan Administration. The Amended Incentive Plan may be administered by the Board, the Compensation Committee or a similar committee of not fewer than two non-employee directors who are independent (the “Administrator”). The Administrator, in its discretion, may grant a variety of incentive awards based on Common Stock. Awards under the Amended Incentive Plan include stock options (both incentive options and non-qualified options), performance shares and other stock awards. Each of these awards is described in greater detail below.

The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended Incentive Plan. The Administrator may delegate to one or more officers of the Company the authority to grant certain awards to employees who are not executives officers of the Company.

Eligibility and Limitations on Grants.  Persons eligible to participate in the Amended Incentive Plan will be those employees, non-employee directors and other service providers of the Company and its affiliates as selected from time to time by the Administrator. Approximately 43 individuals are currently eligible to participate in the Amended Incentive Plan.

            To ensure that certain awards granted under the Amended Incentive Plan to the top five named executive officers of the Company qualify as “performance-based compensation” under Section 162(m) of the Code, the Amended Incentive Plan provides that the Administrator may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: fair market value of Insmed Common Stock, Common Stock price appreciation, gross revenues, operating profit, net earnings before or after taxes, return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, cash flow per share, book value per share, market share, economic value added, market value added, productivity, level of expenses, new product development, peer group comparisons of any of the foregoing, or other measures as the Administrator may select. To satisfy the requirements of Section 162(m) of the Code, stock options with respect to no more than 750,000 shares of Common Stock and performance shares and stock awards with respect to no more than 125,000 shares of Common Stock respectively (both limits subject to adjustment for stock splits and similar events) may be granted to any one individual during any one-calendar-year period.

Types of Awards.

Stock Options. The Amended Incentive Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that do not so qualify. Options granted under the Amended Incentive Plan will be non-qualified options if they (i) fail to qualify as incentive stock options, (ii) are granted to an individual not eligible to receive incentive stock options under the Code, or (iii) otherwise so provide. Non-qualified options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and service providers. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of Common Stock on the date of grant.

The term of each option will be fixed by the Administrator and generally may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the Amended Incentive Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator.

Upon exercise of options, the option exercise price must be paid in full either in cash or a cash equivalent acceptable to the Administrator or by delivery of shares of Common Stock. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large shareholders.

Performance Share Awards (otherwise referred to as Restricted Stock Units). The Administrator may grant performance share awards to participants entitling the recipient to receive shares of Common Stock or, in the Administrator’s discretion, an equivalent cash payment or a combination of both shares and cash, upon the achievement of individual or Company performance goals (as summarized in the Eligibility and Limitations on Grants section above) and such other conditions as the Administrator shall determine.

     Stock Awards. The Administrator may grant awards of Common Stock to participants, subject to conditions determined by the Administrator, which condition may include the achievement of individual or Company performance goals (as summarized in the Eligibility and Limitations on Grants section above). Each stock award will specify a number of shares of Common Stock that may be awarded to the participant determined by the Administrator upon satisfaction of certain specified conditions.

Tax Withholding.  Participants in the Amended Incentive Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing the Company to withhold shares of Common Stock to be issued pursuant to an option exercise or other award, or by transferring to the Company shares of Common Stock having a value equal to the amount of such taxes.

Adjustments for Stock Dividends, Stock Splits, Etc. The Amended Incentive Plan authorizes the Administrator to make appropriate adjustments to outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, consolidation, sale of the Company or similar event, the Administrator will make appropriate adjustments in the limits specified in the Amended Incentive Plan and to outstanding awards. The Administrator may also adjust outstanding awards to take into consideration certain other material changes if the Administrator determines that such adjustments are appropriate. Following the one-for-10 reverse stock split that became effective on March 2, 2011, the Administrator adjusted the outstanding awards to reflect such reverse stock split.

Change in Control Provisions.  The Amended Incentive Plan provides that in the event of an acquisition (as defined in the Amended Incentive Plan) of the Company, the Company may make or provide for a cash payment to participants holding options equal to the difference between the fair market value for the shares subject to the options and the exercise price of the options. The Administrator has the discretion to determine the treatment of other awards under the Amended Incentive Plan, including whether options and other awards will become exercisable and/or vested, in the event of a change in control of the Company.

Amendments and Termination. The Board may at any time amend or discontinue the Amended Incentive Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the Amended Incentive Plan, including any amendments that increase the number of shares reserved for issuance under the Amended Incentive Plan, expand the types of awards available, permit stock option repricing under, materially expand the eligibility to participate in, or materially extend the term of, the Amended Incentive Plan, will be subject to approval by shareholders. Amendments shall also be subject to approval by the Company’s shareholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the Amended Incentive Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Effective Date of Amended Incentive Plan

The 2000 Plan first became effective in 2000. The Board adopted an amended and restated 2000 Plan on January 30, 2002 and again March 30, 2005, and was approved by shareholders on May 1, 2002 and May 11, 2005, respectively. Awards of incentive options may be granted under the Amended Incentive Plan until March 30, 2015.

New Plan Benefits

As of today, no grants have been made with respect to the additional shares of Insmed Common Stock to be reserved for issuance under the Amended Incentive Plan; provided that the Company may settle outstanding Restricted Stock Units in additional shares of Common Stock to be reserved for issuance under the Amended Incentive Plan. The number of shares that may be granted to the Company’s chief executive officer, executive officers, non-employee directors and non-executive officers under the Amended Incentive Plan is undeterminable at this time, as such grants are subject to the discretion of the Administrator.

Tax Aspects Under the U.S. Internal Revenue Code

The following is a summary of the principal federal income tax consequences of awards under the Amended Incentive Plan. It does not describe all federal tax consequences under the Amended Incentive Plan, nor does it describe state or local tax consequences. The Amended Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Incentive Stock Options

The Amended Incentive Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in Section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the disqualifying disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the required holding period for those shares is treated as making a disqualifying disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

The Company is not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. However, if there is a disqualifying disposition of a share, the Company is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Nonqualified Stock Options

On exercise of a nonqualified stock option granted under the Amended Incentive Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of Insmed or a related entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the Amended Incentive Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the Amended Incentive Plan, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Restricted Stock Units.

Generally, the recipient of a restricted stock unit award will recognize ordinary compensation income at the time the restricted stock unit award is received equal to the fair market value shares of Insmed Common Stock or cash (or both) received.  The Company generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize as a result of the restricted stock unit award, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees whom the Administrator expects to be covered employees at the time a deduction arises in connection with these options, will qualify as this “performance-based compensation,” so that these awards will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that awards under the Amended Incentive Plan will qualify as “performance-based compensation” that is fully deductible by the Company under Section 162(m).

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

Vote Required For Approval.

The Amended Incentive Plan will not take effect unless it is approved by the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock represented and entitled to vote at the Annual Meeting, provided that a quorum is present. Any votes that are withheld and any shares held in street name for customers who are the beneficial owners of those shares that are not voted in the election of the director will not be included in determining the number of votes cast.

 Recommendation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE 2000 STOCK INCENTIVE PLAN.

PROPOSAL NO. 5

ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

Information Relative to Advisory Vote on the Executive Compensation.

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act, shareholders have an opportunity to cast an advisory vote on the executive compensation program for the named executive officers, as described in the “Compensation Discussion and Analysis,” or “CDA” section of this proxy statement and the tabular disclosure regarding named executive compensation (together with the accompanying narrative disclosure) found elsewhere in this proxy statement.

The Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy as noted in the “CDA” section of this proxy statement. While this vote is advisory in nature, your advisory vote will serve as an additional tool for the Compensation Committee in assessing the Company’s executive compensation program.

Vote Not Required for Approval.

This vote on the executive compensation is advisory in nature and is not binding on or does not overrule any decisions of the Company, the Board or the Compensation Committee.  In the event that a majority of the votes cast are against the executive compensation program as described in this proxy statement, the Company, the Board and the Compensation Committee will consider the vote and the reasons therefor in the decisions on the executive compensation.  Any votes that are withheld and any broker non-votes will not be included in determining the number of votes cast.

Recommendation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 6

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Information Relative to Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act, shareholders have an opportunity to cast an advisory vote as to how frequently we should seek future advisory votes on the compensations of our named executive officers. Shareholders may vote at this Annual Meeting whether they prefer that we conduct future advisory votes on executive compensation every one, two or three years, or shareholders may abstain from voting on this proposal.

Our Board has determined that an advisory vote on executive compensation every three years, or a triennial vote, is the best approach for the Company based on a number of considerations, including the following:

•
A significant portion of the Company’s executive compensation program is designed to reward performance over a multiyear period. Advisory votes should occur over a similar time frame and correlate with longer term business planning cycles. An annual vote on pay practices would tend to shift the focus to short term financial results that may not be in the interest of long-term value creation for shareholders.

•	The Company’s compensation program ties a substantial portion of the compensation provided to the name executive officers to long-term equity based incentive awards.

•
The Company’s compensation philosophy has been consistently applied for an extended period, and the compensation program does not typically change materially from year-to-year. We believe that our compensation program includes an appropriate mix of short-term and long-term incentives evaluated against a peer group of companies.

•	The triennial vote will give the Company’s shareholders the opportunity to fully assess the appropriateness of the long-term compensation strategies with the hindsight of three years of performance.

•
A three-year vote cycle allows sufficient time for the Compensation Committee to review and respond to shareholders’ views on executive compensation and to implement changes, if necessary, to the executive compensation program.

•
A triennial vote provides shareholders with sufficient time to evaluate, in a more thoughtful and informed manner, the effectiveness of both short-term and long-term compensation strategies and related business outcomes.

•
Other mechanisms, such as requirements for shareholder approval of employee stock plans and other compensation related matters, allow shareholders to provide input on an ongoing basis, including in years when the advisory votes do not occur.

Vote Not Required for Approval.

This vote on the frequency of future advisory votes on the executive compensation is advisory in nature and is not binding on or does not overrule any decisions of the Company, the Board or the Compensation Committee.  However, the Board will take into account the outcome of the vote when making future decisions about how often the Company conducts an advisory shareholder vote on its executive compensation.

Recommendation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF A TRIENNIAL SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION.

PROPOSALS FOR 2012 ANNUAL MEETING

The regulations of the Securities and Exchange Commission require any shareholder wishing to make a proposal to be acted upon at the 2012 Annual Meeting of Shareholders to present the proposal to us at our principal office in Monmouth Junction, New Jersey, no later than December 31, 2011. If the date of the 2012 Annual Meeting is more than 30 days from May 18, 2012 (the anniversary of this year’s Annual Meeting), then the deadline to make a proposal is required to be a reasonable time before we begin to print and mail our proxy materials for the 2012 Annual Meeting of Shareholders.  We will consider written proposals received by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

In addition to the requirements of the Securities and Exchange Commission, our Bylaws contain certain requirements that a shareholder must meet to nominate one or more persons for election as directors at an annual meeting or to make any other proposal to be acted upon at an annual meeting.

Article I, Section 10 of our Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at an annual meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary not later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of our proxy statement for the immediately preceding year’s annual meeting.  Because this proxy statement was first mailed to our shareholders on or about April 18, 2011, our Corporate Secretary must receive written notice of a shareholder’s intent to make such nomination or nominations at the 2012 Annual Meeting of Shareholders not later than the close of business on December 20, 2011 and not earlier than November 21, 2011.  Each such notice must set forth:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated;

•	the class and number of shares of our Common Stock that are owned by the shareholder and any other person on whose behalf the nomination is being made;

•
a representation that the shareholder is a holder of record of our Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•
such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated or intended to be nominated by the Board, and shall include a consent signed by each such nominee to being named in the proxy statement as a nominee and to serve as one of our directors if so elected.

Article I, Section 9 of our Bylaws requires any shareholder wishing to make any other proposal to be acted on at an annual meeting to give written notice, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary no later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of our proxy statement for the immediately preceding year’s annual meeting.  Because this proxy statement was first mailed to our shareholders on April 18, 2011, our Corporate Secretary must receive written notice of a shareholder’s proposal to be acted upon at the 2012 Annual Meeting of Shareholders not later than the close of business on December 20, 2011 and not earlier than November 21, 2011.  Each such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•
a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting with respect to such business, and the reasons for conducting such business at the annual meeting;

•	the name and address of record of the shareholder proposing such business and any other person on whose behalf the proposal is being made;

•	the class and number of shares of our Common Stock that are beneficially owned by the shareholder and any other person on whose behalf the proposal is made;

•
a representation that the shareholder is a holder of record of our Common Stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business, and

•	any material interest of the shareholder, and any other person on whose behalf the proposal is made, in such business.

If a shareholder wishes to make a proposal that has not been included in the proxy statement to be acted upon at the 2012 Annual Meeting of Shareholders, the management proxies will be allowed to use their discretionary voting authority to vote on the proposal, unless  the notice of the proposal has been received by us no later than March 16, 2012.  If the date of the 2012 Annual Meeting of Shareholders is more than 30 days from May 18, 2012 (the anniversary of this year’s Annual Meeting), then the deadline for submitting the proposal is a reasonable time before we begin to mail our proxy materials for the 2012 Annual Meeting of Shareholders.

Our Bylaws are available on our website at www.insmed.com.  We will furnish a copy of our Bylaws without charge to any shareholder desiring a copy upon written request to Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 11 Deer Park Drive, Suite 117, Monmouth Junction, New Jersey, 08852.  Our Bylaws are also available at the Securities and Exchange Commission’s website (www.sec.gov) as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the period ended March 31, 2004 and filed on May 10, 2004, as amended by the Amendment to Amended and Restated Bylaws of the Company, filed as Exhibit 3.2 to our Current Report on Form 8-K on December 2, 2010.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the internet in addition to mailing paper copies of the materials to each shareholder. Instructions on how to access and review the proxy materials on the internet can be found at the end of this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report, including the financial statements and financial statement schedules.  Requests should be directed to Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 11 Deer Park Drive, Suite 117, Monmouth Junction, New Jersey, 08852, (732) 438-9434.  A list of exhibits to the Annual Report, showing the cost of each, will be delivered with the copy of the Annual Report.  Any of the exhibits will be provided upon payment of the charge noted on the list.

SEPARATE COPIES FOR BENEFICIAL HOLDERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.  Any such beneficial owner can request a separate copy of this proxy statement or the Annual Report by contacting our Corporate Secretary as described above.

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Annual Meeting other than as set forth herein.  However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

/s/ W. McIlwaine Thompson, Jr.
W. McIlwaine Thompson, Jr.,
Corporate Secretary

April 18, 2011

Exhibit A

Amendment to the 2000 Stock Incentive Plan

FIRST AMENDMENT TO
INSMED INCORPORATED
AMENDED AND RESTATED
2000 STOCK INCENTIVE PLAN

Pursuant to the powers reserved to it in Article XIV of the Insmed Incorporated Amended and Restated 2000 Stock Incentive Plan (the “Plan”), the Board of Directors of Insmed Incorporated hereby amends the Plan, subject to shareholder approval, effective as of April 15, 2011, as follows:

1. Section 5.02 of Article V of the Plan is amended by deleting the first two sentences thereof and replacing it with the following:

“The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 3,925,000, which number represents an increase of 3,000,000 shares of Common Stock over the previously reserved and available number of shares (925,000). No more than 3,925,000 shares of Common Stock may be issued in the form of Options that are intended to qualify as incentive stock options.”

2. Except as so amended, the Plan in all other respects is hereby confirmed.

IN WITNESS WHEREOF, the Board has caused this First Amendment to the Plan to be duly executed on this 5th day of April, 2011.

INSMED INCORPORATED

By: /s/ W. McIlwaine Thompson, Jr.
Name: W. McIlwaine Thompson, Jr.,
Title: Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE INSMED INCORPORATED ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2011:

The proxy statement and annual report are available at http://www.insmed.com (click on “2011 PROXY STATEMENT”)

NOTICE

and

PROXY STATEMENT

for

ANNUAL MEETING

of

SHAREHOLDERS

MAY 18, 2011

11 Deer Park Drive, Suite 117
Monmouth Junction, New Jersey 08852

INSMED INCORPORATED
Monmouth Junction, New Jersey

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2011

The undersigned hereby appoints Donald J. Hayden, Jr., Timothy Whitten, Kevin P. Tully and W. McIlwaine Thompson, Jr., or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of Common Stock of Insmed Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 18, 2011 at 9:00 a.m., at the Sofitel Hotel 120 South 17th Street, Philadelphia, PA 19103 and at any and all adjournments or postponements thereof.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors.  This Proxy, when properly executed, will be voted in the manner directed in this Proxy by the undersigned shareholder.  If no direction is made, this Proxy will be voted “for” Proposals 1, 2, 3 and 4.

1.           Election of director:

[ ] FOR	[ ] WITHHOLD

Nominee: Timothy Whitten

Instruction: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) in the space provided below.

________________________________________________________________________

2.           Election of directors:

[ ] FOR ALL	[ ] WITHHOLD ALL	[ ] FOR ALL EXCEPT

Nominees:	Donald Hayden, Jr.
Richard S. Kollender, CPA

Instruction: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) in the space provided below.

________________________________________________________________________

3.	Ratification of the selection of Ernst & Young LLP as the independent auditors for Insmed for the fiscal year ending December 31, 2011:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	Approve the amendment of our 2000 Stock Incentive Plan:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

5.	Approve, on an advisory basis, the executive compensation:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

6.	Recommend, on an advisory basis, the frequency of future advisory votes on executive compensation:

[ ] 3 Year	[ ] 2 Year	[ ] 1 Year	[ ] ABSTAIN

Dated	________________________, 2011

Print Name:	____________________________

Signature:	____________________________

Please print and sign exactly as your name or names appear on the stock certificate.  When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.